UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

INTELIDATA TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21685	54-1820617
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11600 Sunrise Valley Drive

Suite 100

Reston, Virginia 20191

(Address of principal executive offices) (Zip Code)

(703) 259-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement

As of December 15, 2004, InteliData Technologies Corporation had an outstanding loan (which has been previously reported by InteliData in its filings with the Securities and Exchange Commission) to its Chief Executive Officer, Alfred S. Dominick, with a principal amount of $82,838 plus accrued interest at the rate of 5.74% for a total amount of $105,229.49, which loan was scheduled to mature on December 22, 2004. Pursuant to the original terms of the loan, Mr. Dominick had pledged 200,000 shares of InteliData common stock as security for the loan. On December 15, 2004, the Compensation Committee of the Board of Directors of InteliData considered its alternatives with respect to the loan’s impending maturity. The Compensation Committee ultimately determined that the Company would exercise its rights under the pledge to acquire the 200,000 shares of common stock in satisfaction of $100,000 of the loan (200,000 X $0.50 (the closing share price on the Nasdaq SmallCap Market on December 15, 2004)). The Compensation Committee determined to forgive the remaining $5,229.49 of the loan.

On December 15, 2004, the Compensation Committee also approved a Key Employee Change of Control Program, which program includes Monique L. Marcus, Vice President of Finance and Principal Accounting Officer for InteliData. This program generally provides for the following benefits to be paid to Ms. Marcus in the event of a change of control of InteliData and termination of her employment: (1) a lump sum payment of twelve months salary and (2) the continued vesting all stock options and stock awards granted to Ms. Marcus for one year from termination of employment and the period for exercising options shall be extended for one year from termination of employment (provided that no option shall be extended beyond any option expiration date or period established by the option plan authorizing such option grant).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InteliData Technologies Corporation (Registrant)

By:	/s/ Monique L. Marcus
Monique L. Marcus Vice President of Finance and Principal Accounting Officer

Date: December 21, 2004